Exhibit 10.19

CENVEO, INC.
2007 LONG-TERM EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNIT AWARD AGREEMENT FOR DIRECTORS

THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (“Agreement”), dated as of this ___________________ (“Grant Date”), is between Cenveo, Inc., a Colorado corporation (the “Company”), and ___________________ (“Grantee”).  Capitalized terms used but not defined herein have the meanings assigned to them in the Cenveo, Inc. 2007 Long-Term Equity Incentive Plan, as amended (the “Plan”).

RECITALS

WHEREAS, the Company has awarded Grantee restricted share units (the “Share Units”) pursuant to the terms of the Plan; and

WHEREAS, the Plan contemplates a written document evidencing the award;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE I

AWARD OF SHARES

1.1           Award.  Subject to the terms and conditions herein and in the Plan, Grantee is hereby awarded _______ Share Units.  Each Share Unit represents Grantee’s right to receive one share of the Company’s common stock, $0.01 par value (“Common Stock”) on the applicable delivery date set forth herein.

1.2           Vesting of Share Units.  Subject to Section 3.2 below, Grantee’s Share Units shall vest on the first anniversary of the Grant Date (the “Vesting Date”), provided that Grantee has not ceased to serve as a director of the Company and its Affiliates prior to such date.  Share Units that do not become vested pursuant to this Section 1.2 or Section 3.2 shall be forfeited and Grantee shall have no further rights with respect to such Share Units.

1.3           Delivery of Shares.  Subject to Section 3.2, the shares of Common Stock represented by Grantee’s vested Share Units shall be delivered to Grantee, or to Grantee’s estate, on the Vesting Date.

1.4           No Rights as Stockholder.  Until such time as shares of Common Stock represented by the Share Units have been delivered to Grantee, Grantee shall have none of the rights of a stockholder with respect to the Common Stock.

1.5           Dividend Equivalent Payments.  Dividend equivalents shall be credited on any vested Share Units at the time of any payment of dividends to stockholders of Common Stock.  The amount of any such dividend equivalents shall equal the amount that would have been payable to Grantee as a stockholder in respect of a number of shares of Common Stock equal to the number of Grantee’s then vested Share Units.  Any such dividend equivalents shall be credited to Grantee as of the date on which such dividend would have been payable to stockholders and shall be converted into additional Share Units (which shall be immediately vested) based upon the Fair Market Value of a share of Common Stock on the date of such crediting.  Payment of such dividend equivalents in the form of shares of Common Stock represented by such additional Share Units shall be made on the delivery date for the Share Units with respect to which the dividend equivalents were credited.

ARTICLE II

TRANSFER RESTRICTIONS

2.1           Restriction on Transfer.  Grantee shall not transfer, assign, encumber or otherwise dispose of any Share Units at any time, other than by will or by the laws of descent and distribution.  Any heir or legatee of Grantee shall take rights herein granted subject to the terms and conditions hereof.

ARTICLE III

FORFEITURE AND ADJUSTMENT OF SHARE UNITS

3.1           Forfeiture. Subject to Section 3.2 below, if Grantee ceases to serve as a director of the Company and its Affiliates for any reason, Grantee’s Share Units that have not become vested pursuant to Section 1.2 shall be forfeited and Grantee shall have no further rights with respect to such Share Units.

3.2           Change in Control.  In the event that there is a Change in Control while Grantee still serves as a director of the Company or an Affiliate, any of Grantee’s Share Units that have not yet vested shall become immediately vested and the shares of Common Stock represented by such vested Share Units shall be delivered to Grantee upon such Change in Control.

3.3           Adjustments Upon Certain Events.  Upon the occurrence of any unusual or nonrecurring event (including, without limitation, any of the events described in Section 4.2 of the Plan) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations, or accounting principles, the Board may, in its sole discretion, make such adjustments to the Share Units as it deems appropriate in order to prevent dilution or enlargement of benefits, including: (i) adjusting any or all of the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) subject to the Share Units; (ii) providing for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) making provision for a cash payment to Grantee; provided, however, that no adjustment shall be made to the timing of delivery of shares of Common Stock or other payment unless such adjustment complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE IV

GENERAL PROVISIONS

4.1           Director Relationship. Nothing in this Agreement shall be construed as conferring upon Grantee the right to continue service as a director or otherwise with the Company or any of its Affiliates.

4.2           Compliance With Securities Laws.  Upon the delivery of any shares of Common Stock under this Agreement, Grantee (or any person lawfully claiming under Grantee) will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

4.3           Compliance With Laws.  Notwithstanding any of the other provisions hereof, Grantee agrees that the Company will not be obligated to issue any shares pursuant to this Agreement if the issuance of such shares of Common Stock would constitute a violation by Grantee or by the Company of any provision of any law or regulation of any governmental authority, or to register the shares of Common Stock under the Securities Act of 1933, as amended.

4.4           Withholding of Tax.  To the extent that the grant or vesting of the Share Units or dividend equivalents granted hereunder, or the delivery of the shares of Common Stock or other payment with respect thereto, is subject to applicable withholding or other taxes, if any, the Company or any Affiliate shall have the right and is hereby authorized to withhold from the delivery of the shares of Common Stock or other payment, or from any compensation or other amount owing to Grantee, the amount (in cash, shares of Common Stock, other securities, other awards or other property) of any such withholding or other taxes in respect of the Share Units and dividend equivalents, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes, including requiring Grantee to pay to the Company such amount of money as the Company may require to meet its obligation under applicable tax laws.

4.5           Resolution of Disputes.  As a condition of the granting of the Share Units hereby, Grantee and his heirs and successors agree that any dispute or disagreement which may arise hereunder shall be determined by the Board in its sole discretion and judgment, and that any such determination and any interpretation by the Board of the terms of this Agreement and the Plan shall be final and shall be binding and conclusive, for all purposes, upon the Company, Grantee, and his or her heirs and personal representatives.

4.6           Legends on Certificate.  The certificates, if any, representing the shares of Common Stock delivered hereunder will be stamped or otherwise imprinted with legends in such form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer and the stock transfer records of the Company will reflect stop-transfer instructions with respect to such shares.

4.7           Notices. All notices or other communications under this Agreement shall be in writing and shall be given by registered or certified mail, via overnight courier providing a receipt, or via telecopy (with a confirming copy being delivered within 24 hours thereafter).  Notices to the Company shall be addressed to Cenveo, Inc., at its principal executive offices, currently One Canterbury Green, 201 Broad Street, Stamford, Connecticut 06901, Attention: Secretary.  Notices to Grantee shall be sent to the latest address of Grantee shown on the records of the Company.

4.8           Agreement Subject to Plan.  This Agreement is subject to the Plan.  The terms and provisions of the Plan are hereby incorporated herein by reference thereto.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.  All definitions of words and terms contained in the Plan shall be applicable to this Agreement.  The Company shall be under no obligation whatsoever to advise Grantee of the existence, maturity or termination of any of Grantee’s rights hereunder and Grantee shall be deemed to have familiarized him or herself with all matters contained herein and in the Plan, which may affect any of Grantee’s rights or privileges hereunder.

4.9           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Grantee.

4.10         Section 409A.  It is the intention of the parties that amounts payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such amounts could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Grantee the economic benefits described herein in a manner that does not result in such tax being imposed.

IN WITNESS WHEREOF, this Restricted Share Unit Award Agreement has been executed as of the date first written above.

COMPANY	CENVEO, INC.

By:
Robert G. Burton, Sr.
Chairman

GRANTEE

Name